Exhibit 13.1

June 13, 2008

Members of Audit Committee

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management, including the Corporation’s chief executive officer and principal financial officer, is responsible for establishing and maintaining adequate internal control over the Corporation’s financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of Treadway Commission. Based on this evaluation, management concluded that Grupo Aeropuertario del Pacífico’s internal control over financial reporting was effective as of December 31, 2007.

/s/ Jorge Manuel Sales Martinez                                                                          /s/ Rodrigo Guzmán Perera

Jorge Manuel Sales Martinez                                                                                Rodrigo Guzmán Perera

Chief Executive Officer                                                                                         Chief Financial Officer